Exhibit 4.6

STOCK PLEDGE AGREEMENT

STOCK PLEDGE AGREEMENT (“Agreement”) entered into as of the 24th day of July 2006 by and among John Fife (the “Secured Party”), and the person identified on the signature page hereof (the “Pledgor”).

RECITALS

A.            The Pledgor has agreed to pledge certain shares as security for: (i) the performance by National Storm Management, Inc., a Nevada corporation, of its obligations under its Original Issue Discount Secured Note in an aggregate face amount of up to One Million Six Hundred Fifty Thousand and 00/100 Dollars ($1,650,000.00) payable to the Secured Party (the “Note”) and (ii) the performance by Pledgor of its Guaranty delivered to Secured Party of even date herewith. Capitalized terms in this Agreement which are not identified herein will have the meanings given such terms in the Note.

B.            The Secured Party is willing to accept the Note from the Company only upon receiving Pledgor’s Guaranty and pledge of certain stock as set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Grant of Security Interest.  Pledgor hereby pledges to the Secured Party as collateral and security for the Secured Obligations (as defined in paragraph 2) the securities initially set forth on the attached Schedule 1 of this Agreement, (the “Pledged Shares”). Within five (5) business days of the date of this Agreement, the Pledgor shall deliver to the Secured Party certificate(s) representing the Pledged Shares, along with a stock transfer power duly executed in blank by the Pledgor and stamped with a bank medallion guarantee. If on any monthly anniversary during the term of the Note, the market value of the Collateral then held by the escrow agent, does not equal or exceed 300% of the principal amount of the Note, then within five (5) business days after receipt of notice from the Secured Party, the Pledgor shall deliver to be held under the terms of this Agreement a certificate or certificates for additional shares and necessary stock powers equal to not less than 300% of the principal amount of the Note (the “True-up Shares”). If the Pledgor fails to deliver the True-up Shares to the Secured Party within five business days after receipt of notice by the Secured Party therefore, the Pledgor shall pay to the Secured Party, in cash, Two Hundred Fifty ($250) Dollars per business day until such certificates are delivered. Unless otherwise set forth on Schedule 1 of this Agreement, Pledgor is the beneficial and record owner of the Pledged Shares set forth opposite such Pledgor’s name on such Schedule. Such Pledged Shares, together with any additions, replacements, accessions and substitutes therefore, or proceeds thereof, are hereinafter referred to collectively as the “Collateral.” Market Value means the average closing bid price for the ten trading days prior to the date on which the Collateral is valued for purposes of this Section 1.

2.             Secured Obligations.  During the term hereof, the Collateral shall secure the following:

a.               The performance by the Company of its obligations, covenants, and agreements under the Note.

b.              The performance by the Pledgor of its obligations, covenants, and agreements under the Guaranty.

The obligations, covenants and agreements described in clause (a) and (b) are the “Secured Obligations.”

3.             Perfection of Security Interests.  (a)  Upon execution of this Agreement by each Pledgor, such Pledgor shall deliver the Pledge Shares, together with Stock Powers (with Medallion Guarantees annexed).

(b)           The Company and each Pledgor will, at its expense, cause to be searched the public records with respect to the Collateral and will execute, deliver, file and record (in such manner and form as each Secured Party may require), or permit each Secured Party to file and record, as its attorney in fact, any financing statements, any carbon, photographic or other reproduction of a financing statement or this Agreement (which shall be sufficient as a financing statement hereunder), any specific assignments or other paper that may be reasonably necessary or desirable, or that such Secured  Party may request, in order to create, preserve, perfect or validate any

Security Interest or to enable such Secured Party to exercise and enforce its rights hereunder with respect to any of the Collateral.  The Company and the Pledgor hereby appoint the Secured Party as the Company’s or Pledgor’s attorney-in-fact to execute in the name and behalf of the Company or Pledgor, as the case may be, such additional financing statements as such Secured Party may request.

4.             Assignment.  In connection with the transfer of the Note in accordance with their terms, a Secured Party may assign or transfer the whole or any part of its security interest granted hereunder, and may transfer as collateral security the whole or any part of Secured Party’s security interest in the Collateral.  Any transferee of the Collateral shall be vested with all of the rights and powers of Secured Party hereunder with respect to the Collateral.

5.             Pledgor’s Warranty.  (A) Title. The Pledgor represents and warrants hereby to the Secured Party as follows with respect to the Pledged Shares set forth opposite such Pledgor’s name on Schedule 2 to this Agreement:

(i)            that the Collateral is free and clear of any encumbrances of every nature whatsoever, and such Pledgor is the sole owner of the Pledged Shares;

(ii)           Such Pledgor further agree not to grant or create, any security interest, claim, lien, pledge or other encumbrance with respect to such Collateral or attempt to sell, transfer or otherwise dispose of the Collateral, until the Secured Obligations have been paid in full or this Agreement terminates; and

(iii)          this Agreement constitutes a legal, valid and binding obligation of such Pledgor enforceable in accordance with its terms (except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws, now or hereafter in effect),

B.            Other:     (i) Pledgor has made necessary inquiries of the Company and believes that the Company fully intends to fulfill and has the capability of fulfilling the Secured Obligations to be performed by the Company in accordance with the terms of the Notes.

(ii)           The Pledgor is not acting, and has not agreed to act, in any plan to sell or dispose of any Shares in a manner intended to circumvent the registration requirements of the Securities Act of 1933, as amended, or any applicable state law.

(iii)          Pledgor has been advised by counsel of the elements of a bona-fide pledge for purposes of Rule 144(d)(3)(iv) under the Securities Act of 1933, as amended, including the relevant SEC interpretations and affirm the pledge of shares by each of the undersigned pursuant to this Pledge Agreement will constitute a bona-fide pledge of such shares for purposes of such Rule.

6.             Collection of Dividends and Interest.  During the term of this Agreement and so long as Pledgor is not in default under the Note, Pledgor is authorized to collect all dividends, distributions, interest payments, and other amounts that may be, or may become, due on any of the Collateral.

7.             Voting Rights.  During the term of this Agreement and until such time as this Agreement has terminated or Secured Party has exercised its rights under this Agreement to foreclose its security interest in the Collateral, Pledgor shall have the right to exercise any voting rights evidenced by, or relating to, the Collateral.

8.             Warrants and Options.  In the event that, during the term of this Agreement, subscription, spin-off, warrants, dividends, or any other rights or option shall be issued in connection with  the Collateral, such warrants, dividends, rights and options shall be immediately delivered to Secured Party to be held under the terms hereof in the same manner as the Collateral.

9.             Preservation of the Value of the Collateral.  Pledgor shall pay all taxes, charges, and assessments against the Collateral and do all acts necessary to preserve and maintain the value thereof.

10.           Secured Party as Pledgor’s Attorney-in-Fact.

(a)           Pledgor hereby irrevocably appoints Secured Party as Pledgor’s attorney-in-fact, with full authority in the place and stead of Pledgor and in the name of Pledgor, Secured Party or otherwise, from time to time at Secured Party’s discretion, to take any action and to execute any instrument that Secured Party may reasonably deem necessary or advisable to accomplish the purposes of this Agreement, including: (i) upon the occurrence and during the continuance of an Event of Default, to receive, indorse, and collect all instruments made payable to Pledgor representing any dividend, interest payment or other distribution in respect of the Collateral or any part thereof to the extent permitted hereunder and to give full discharge for the same and to execute and file governmental notifications and reporting forms; (ii) to arrange for the transfer of the Collateral on the books of any of the Company or any other Person to the name of Secured Party or to the name of Secured Party’s nominee.

(b)           In addition to the designation of Secured Party as Pledgor’s attorney-in-fact in subsection (a), Pledgor hereby irrevocably appoints Secured Party as Pledgor’s agent and attorney-in-fact to make, execute and deliver any and all documents and writings which may be necessary or appropriate for approval of, or be required by, any regulatory authority located in any city, county, state or country where Pledgor or any of the Company engage in business, in order to transfer or to more effectively transfer any of the Pledged Interests or otherwise enforce Secured Party’s rights hereunder.

11.           Remedies upon Default.

Upon the occurrence and during the continuance of an Event of Default under the Note and/or the Guaranty “Event of Default”):

(a)           Secured Party may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Code (irrespective of whether the Code applies to the affected items of Collateral), and Secured Party may also without notice (except as specified below) sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of Secured Party’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as Secured Party may deem commercially reasonable, irrespective of the impact of any such sales on the market price of the Collateral. To the maximum extent permitted by applicable law, Secured Party may be the purchaser of any or all of the Collateral at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply all or any part of the Secured Obligations as a credit on account of the purchase price of any Collateral payable at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of Pledgor, and Pledgor hereby waives (to the extent permitted by law) all rights of redemption, stay, or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten (10) calendar days notice to Pledgor of the time and place of any public sale or the time after which a private sale is to be made shall constitute reasonable notification. Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the maximum extent permitted by law, Pledgor hereby waives any claims against Secured Party arising because the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if Secured Party accepts the first offer received and does not offer such Collateral to more than one offeree.

(b)           Notwithstanding the foregoing, the Secured Party hereby acknowledges that the total number of shares of stock that may be sold pursuant to Section 11(a) of this Agreement shall not exceed, on any given trading day, the greater of: (i) 3% of the aggregate trading volume during the previous five (5) trading days, including that day; (ii) 15% of the trading volume on that day; or (iii) such number of shares as yield proceeds (net of commissions) of $50,000.

(c)           Secured Party hereby agrees that, upon delivery of an opinion of counsel stating that the rights of the Secured Party will not be affected thereby, other shares of the Borrower’s common stock may at any time be substituted for all or a portion of the Pledged Shares;

(d)           Pledgor hereby agrees that any sale or other disposition of the Collateral conducted in conformity with reasonable commercial practices of banks, insurance companies, or other financial institutions in the city and state where Secured Party is located in disposing of property similar to the Collateral shall be deemed to be commercially reasonable.

(e)           Pledgor hereby acknowledges that the sale by Secured Party of any Collateral pursuant to the terms hereof in compliance with the Securities Act of 1933 as now in effect or as hereafter amended, or any similar statute hereafter adopted with similar purpose or effect (the “Securities Act”), as well as applicable “Blue Sky” or other state securities laws, may require strict limitations as to the manner in which Secured Party or any subsequent transferee of the Collateral may dispose thereof. Pledgor acknowledges and agrees that in order to protect Secured Party’s interest it may be necessary to sell the Collateral at a price less than the maximum price attainable if a sale were delayed or were made in another manner, such as a public offering under the Securities Act. Pledgor has no objection to sale in such a manner and agrees that Secured Party shall have no obligation to obtain the maximum possible price for the Collateral. Without limiting the generality of the foregoing, Pledgor agrees that, upon the occurrence and during the continuation of an Event of Default, Secured Party may, subject to applicable law, from time to time attempt to sell all or any part of the Collateral by a private placement, restricting the bidders and prospective purchasers to those who will represent and agree that they are purchasing for investment only and not for distribution. In so doing, Secured Party may solicit offers to buy the Collateral or any part thereof for cash, from a limited number of investors reasonably believed by Secured Party to be institutional investors or other accredited investors who might be interested in purchasing the Collateral. If Secured Party shall solicit such offers, then the acceptance by Secured Party of one of the offers shall be deemed to be a commercially reasonable method of disposition of the Collateral.

(f)            If Secured Party shall determine to exercise its right to sell all or any portion of the Collateral pursuant to this Section, Pledgor agrees that, upon request of Secured Party, Pledgor will, at its own expense:

(i)            execute and deliver, or cause the officers and directors of the Company to execute and deliver, to any person, entity or governmental authority as Secured Party may choose, any and all documents and writings which, in Secured Party’s reasonable judgment, may be necessary or appropriate for approval, or be required by, any regulatory authority located in any city, county, state or country where Pledgor or the Company engage in business, in order to transfer or to more effectively transfer the Pledged Interests or otherwise enforce Secured Party’s rights hereunder; and

(ii)           do or cause to be done all such other acts and things as may be necessary to make such sale of the Collateral or any part thereof valid and binding and in compliance with applicable law; and

(iii)          cause the Company to timely file all periodic reports required to be filed by the Company under the Securities Exchange Act of 1934.

Pledgor acknowledges that there is no adequate remedy at law for failure by it to comply with the provisions of this Section and that such failure would not be adequately compensable in damages, and therefore agrees that its agreements contained in this Section may be specifically enforced.

(g)           PLEDGOR EXPRESSLY WAIVES TO THE MAXIMUM EXTENT PERMITTED BY LAW: (i) ANY CONSTITUTIONAL OR OTHER RIGHT TO A JUDICIAL HEARING PRIOR TO THE TIME SECURED PARTY DISPOSES OF ALL OR ANY PART OF THE COLLATERAL AS PROVIDED IN THIS SECTION; (ii) ALL RIGHTS OF REDEMPTION, STAY, OR APPRAISAL THAT IT NOW HAS OR MAY AT ANY TIME IN THE FUTURE HAVE UNDER ANY RULE OF LAW OR STATUTE NOW EXISTING OR HEREAFTER ENACTED; AND (iii) EXCEPT AS SET FORTH IN SUBSECTION (a) OF THIS SECTION 11, ANY REQUIREMENT OF NOTICE, DEMAND, OR ADVERTISEMENT FOR SALE.

12.           (a) Term of Agreement.  This Agreement shall continue in full force and effect until the payment in full of the Note.  If the Note is paid in full, the security interests in the relevant Collateral shall be deemed released, and any portion of the Collateral not transferred to or sold by any one or more Secured Parties shall be returned to the Pledgor (and for such purpose, delivery to Darrin Ocasio, Esq., of Sichenzia Ross Friedman Ference LLP of New York, NY shall deemed to comply with such return requirement).  Upon termination of this Pledge Agreement, the relevant Collateral shall be returned within five (5) Trading Days to Debtor or to the Pledgor, as contemplated above.

(b) Application of Proceeds.  Upon the occurrence and during the continuance of an Event of Default, any cash held by Secured Party as Collateral and all cash Proceeds received by Secured Party in respect of any sale of, collection from, or other realization upon all or any part of the Collateral pursuant to the exercise by Secured Party of its remedies as a secured creditor as provided in Section 9 shall be applied from time to time by the Secured Part as provided in the Note.

13.           Indemnity and Expenses.

Pledgor agrees:

(a)           To indemnify and hold harmless Secured Party and each of its directors, officers, employees, agents and affiliates from and against any and all claims, damages, demands, losses, obligations, judgments and liabilities (including, without limitation, reasonable attorneys’ fees and expenses) in any way arising out of or in connection with this Agreement or the Secured Obligations, except to the extent the same shall arise as a result of the gross negligence or willful misconduct of the party seeking to be indemnified; and

(b)           To pay and reimburse Secured Party upon demand for all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) that Secured Party may incur in connection with (i) the custody, use or preservation of, or the sale of, collection from or other realization upon, any of the Collateral, including the reasonable expenses of re-taking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, (ii) the exercise or enforcement of any rights or remedies granted hereunder, under the Note or otherwise available to it (whether at law, in equity or otherwise), or (iii) the failure by Pledgor to perform or observe any of the provisions hereof. The provisions of this Section shall survive the execution and delivery of this Agreement, the repayment of any of the Secured Obligations, the termination of the commitments of Secured Party under the Note and the termination of this Agreement.

14.           Duties of Secured Party.

The powers conferred on Secured Party hereunder are solely to protect its interests in the Collateral and shall not impose on it any duty to exercise such powers. Except as provided in Section 9-207 of the Code, Secured Party shall have no duty with respect to the Collateral or any responsibility for taking any necessary steps to preserve rights against any Persons with respect to any Collateral.

15.           Choice of Law and Venue; Submission to Jurisdiction; Service of Process.

(a)           THE VALIDITY OF THIS AGREEMENT, ITS CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT, AND THE RIGHTS OF THE PARTIES HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS (WITHOUT REFERENCE TO THE CHOICE OF LAW PRINCIPLES THEREOF). THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN COOK COUNTY, STATE OF ILLINOIS OR, AT THE SOLE OPTION OF SECURED PARTY, IN ANY OTHER COURT IN WHICH SECURED PARTY SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY.

(b)           PLEDGOR HEREBY SUBMITS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION.

(c)           PLEDGOR HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT, OR OTHER PROCESS ISSUED IN ANY ACTION OR PROCEEDING AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT, OR OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO PLEDGOR AT ITS ADDRESS FOR NOTICES IN ACCORDANCE WITH THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF PLEDGOR’S ACTUAL RECEIPT THEREOF OR THREE DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.

(d)           NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF SECURED PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY SECURED PARTY OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

16.           Amendments; etc.

No amendment or waiver of any provision of this Agreement nor consent to any departure by Pledgor herefrom shall in any event be effective unless the same shall be in writing and signed by Secured Party, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of Secured Party to exercise, and no delay in exercising any right under this Agreement, any other Credit Document, or otherwise with respect to any of the Secured Obligations, shall operate as a waiver thereof; nor shall any single or partial exercise of any right under this Agreement, any other Credit Document, or otherwise with respect to any of the Secured Obligations preclude any other or further exercise thereof or the exercise of any other right. The remedies provided for in this Agreement or otherwise with respect to any of the Secured Obligations are cumulative and not exclusive of any remedies provided by law.

17.           Notices.

Unless otherwise specifically provided herein, all notices shall be in writing addressed to the respective party as set forth below: and may be personally served, faxed, telecopied or sent by overnight courier service or United States mail:

If to Pledgor:

Terry Kiefer

2062 Azalea

Irving, TX 75063

With copies to:

Darrin M. Ocasio, Esq.

Sichenzia Ross Friedman Ference LLP

1065 Avenue of the Americas

New York, NY 10018

Fax No.:  212-930-9725

If to Secured Party:

John Fife

303 East Wacker Drive

Suite 301

Chicago, IL 60601

Any notice given pursuant to this section shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by fax, on the date of transmission if transmitted on a Business Day before 4:00 p.m. at the place of receipt or, if not, on the next succeeding Business Day; (c) if delivered by overnight courier, two (2) days after delivery to such courier properly addressed; or (d) if by United States mail, four (4) Business Days after depositing in the United States mail, with postage prepaid and properly addressed. Any party hereto may change the address or fax number at which it is to receive notices hereunder by notice to the other party in writing in the foregoing manner.

18.           Continuing Security Interest.

This Agreement shall create a continuing security interest in the Collateral and shall: (a) remain in full force and effect until the indefeasible payment in full of the Secured Obligations, including the cash collateralization, expiration, or cancellation of all Secured Obligations, if any, consisting of letters of credit, and the full and final termination of any commitment to extend any financial accommodations under the Credit Agreement; (b) be binding upon Pledgor and its successors and assigns; and (c) inure to the benefit of Secured Party and its successors, transferees, and assigns. Upon the indefeasible payment in full of the Secured Obligations, including the cash collateralization, expiration, or cancellation of all Secured Obligations, if any, consisting of letters of credit, and the full and final termination of any commitment to extend any financial accommodations under the Credit Agreement, the security interests granted herein shall automatically terminate and all rights to the Collateral shall revert to Pledgor. Upon any such termination, Secured Party will, at Pledgor’s expense, execute and deliver to Pledgor such documents as Pledgor shall reasonably request to evidence such termination. Such documents shall be prepared by Pledgor and shall be in form and substance reasonably satisfactory to Secured Party.

19.           Security Interest Absolute.

To the maximum extent permitted by law, all rights of Secured Party, all security interests hereunder, and all obligations of Pledgor hereunder, shall be absolute and unconditional irrespective of:

(a)           any lack of validity or enforceability of any of the Secured Obligations or any other agreement or instrument relating thereto, including any of the Credit Documents;

(b)           any change in the time, manner, or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from any of the Credit Documents, or any other agreement or instrument relating thereto;

(c)           any exchange, release, or non-perfection of any other collateral, or any release or amendment or waiver of or consent to departure from any guaranty for all or any of the Secured Obligations; or

(d)           any other circumstances that might otherwise constitute a defense available to, or a discharge of, Pledgor.

20.           Headings.

Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement or be given any substantive effect.

21.           Severability.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

22.           Counterparts; Telefacsimile Execution.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, or binding effect hereof.

23.           Waiver of Marshaling.

Each of Pledgor and Secured Party acknowledges and agrees that in exercising any rights under or with respect to the Collateral: (a) Secured Party is under no obligation to marshal any Collateral; (b) may, in its absolute discretion, realize upon the Collateral in any order and in any manner it so elects; and (c) may, in its absolute discretion, apply the proceeds of any or all of the Collateral to the Secured Obligations in any order and in any manner it so elects. Pledgor and Secured Party waive any right to require the marshaling of any of the Collateral.

24.           Waiver of Jury Trial.

PLEDGOR AND SECURED PARTY HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. PLEDGOR AND SECURED PARTY REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

IN WITNESS WHEREOF, Pledgor and Secured Party have caused this Agreement to be duly executed and delivered by their officers thereunto duly authorized as of the date first written above.

TERRY KIEFER

By:	/s/ TERRY KIEFER

JOHN FIFE

By:	/s/ JOHN FIFE

Schedule 1 - Pledged Interests

Pledged Interests: 17,000,000 shares of common stock of National Storm Management, Inc.

Name of Issuer: National Storm Management, Inc.

Jurisdiction of Organization: Nevada

Type of Interest: Shares of common stock

Number of Shares/Units (if applicable): see above

Certificate Numbers : 322, 323, 324, 325, 326, 327, 328, 329, 330, 331, 332, 333, 334, 335, 336, 337, & 338

Date of Issuance: February 24, 2005

Percentage of Outstanding Interests in Issuer: approximately 55%

Date of certificates: July 18, 2006

Schedule 2 - Pledgor Information

For Pledgor That Is a Registered Organization

Jurisdiction of Organization:

Type of Organization:

Organizational ID Number (if any):

For Pledgor That Is An Individual: Terry Kiefer

Address of Principal Residence: See Notice section

For Pledgor That Is Neither a Registered Organization nor an Individual:

Type of Organization: